Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into as of March 5, 2012, by and between Skullcandy, Inc., a Delaware corporation (the “Company”) and Mitch Edwards (the “Executive”).

WHEREAS, the Executive has been employed as the Chief Financial Officer and General Counsel of the Company pursuant to that certain employment agreement (the “Employment Agreement”) dated as of May 21, 2010, by and between the Company and the Executive;

WHEREAS, the Executive desires to resign from his employment with the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to fully and finally set forth all matters between them.

NOW, THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Resignation Date. The Executive’s last day of employment with the Company shall be April 1, 2012 (the “Resignation Date”). As of the Resignation Date, the Executive hereby resigns from any and all offices held with the Company and its affiliates.

2. Accrued Obligations; Termination of Benefits. On the Resignation Date, the Company will pay the Executive: all accrued and unpaid salary to the extent not paid prior to the Resignation Date, subject in each case to standard payroll deductions and applicable tax withholding requirements. As of the Resignation Date, except as expressly provided below (or as may be provided under applicable law), the Executive shall cease to participate in any group health insurance benefits and any other health, welfare, perquisite, retirement and/or benefit plans of the Company.

3. Separation Payments and Benefits. Subject to the Executive’s execution and non-revocation of the Waiver and Release of Claims Agreement attached hereto as Exhibit A (the “Release”), the Executive will be entitled to receive the following payments and benefits on or after the Resignation Date in accordance with the terms and conditions below (the “Separation Payments”):

(a)	A one-time payment equal to $127,915.06, representing six months of the Executive’s current salary, payable within five business days following the Resignation Date;

(b)

Subject to and conditioned upon the Executive’s valid and timely election to receive continuation benefits under Section 4980B of the Code, as amended (“COBRA”) (as described in Section 4 below), for a period of six months following the Resignation Date or, if earlier, until the Executive becomes eligible for health benefits under the plan of another employer (the “Continuation Period”), continuation of group healthcare coverage for the Executive and his legal dependents under COBRA at the same cost to the Executive as in effect on the Resignation Date, with the remaining portion of applicable premiums paid by the Company during the Continuation Period, provided, that if (i) any plan pursuant to which such benefits are provided ceases prior to the expiration of the Continuation Period to be exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company cannot provide the benefit without violating applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining premium subsidy shall thereafter be paid to the Executive as currently taxable compensation in substantially equal monthly installments over the Continuation Period (or the remaining portion thereof). After the Continuation Period, any COBRA continuation (to the extent permitted under applicable law) shall be at the Executive’s sole expense;

(c)	Contingent upon the Executives’ employment through the Resignation Date, and the final approval of the Company’s board of directors, the Executive’s stock options granted pursuant to Company stock option agreements dated May 27, 2010 (two agreements) and November 4, 2010 (together the “Stock Option Agreements”) shall vest on an accelerated basis simultaneous with the Executive’s termination of employment, in each case, with respect to those stock options that would have vested under the Stock Option Agreements during the six-month period following the Resignation Date, had the Executive remained employed by the Company during such six-month period (and all other unvested stock options and any other unvested equity awards shall terminate and be forfeited on the Resignation Date). In addition, all Company stock options that have vested as of the Resignation Date (after taking into consideration the accelerated vesting contemplated by this Section 3(c)) shall remain exercisable until the first anniversary of the Resignation Date. For the avoidance of doubt, to the extent that any vesting and/or exercisability of the stock options pursuant hereto is inconsistent with the terms of any of the Stock Option Agreements, this Agreement shall constitute an amendment to such Stock Option Agreements, which Stock Option Agreements shall otherwise remain in full force and effect in accordance with their terms and conditions. Notwithstanding the foregoing, (i) no stock options that vest on an accelerated basis pursuant to this Agreement shall be exercisable prior to the date on which the timely executed Release becomes irrevocable by its terms, and (ii) if the Executive fails to timely execute or revokes the Release, then no stock options shall vest on an accelerated basis pursuant hereto and, in such case, the Stock Option Agreements shall continue to govern the terms of the stock options granted pursuant thereto without regard to this Agreement; and

(d)	$5,116.60, approximating six months of the amount currently paid by the Company for Executive’s monthly Company 401(k) contribution, payable in substantially equal taxable installments on the Company’s regularly schedule payroll dates over the six month period following the Resignation Date, provided, that no amounts shall be paid pursuant to this Section 2(d) prior to the first regularly scheduled Company payroll date occurring on or after the thirtieth day following the Resignation Date (the “First Payroll Date”) and any amounts that otherwise would have been paid prior to such date shall instead be paid on the First Payroll Date (without interest thereon).

4. Release. The Separation Payments set forth in Section 2 are contingent upon and subject to the Executive’s execution, delivery and non-revocation (and the expiration of any applicable revocation period) of the Release within thirty (30) days following the Resignation Date. If the Executive fails to execute the Release in accordance with the terms of the Release (or the Executive revokes the Release within the applicable revocation period), then the Company shall not make any payments or provide any benefits to the Executive pursuant to Section 2. The parties hereto acknowledge and agree that the Separation Payments provided for under this Agreement are additional to and varied from the severance to which the Executive is otherwise entitled, and constitute good and valuable consideration for the Release. The Executive acknowledges that, except as expressly provided in this Agreement, he will not receive any additional compensation, bonus, severance or benefits after the Resignation Date (except for any continuation healthcare or similar benefits to the extent available under applicable law).

5. Section 409A. The parties hereto acknowledge and agree that all payments and benefits hereunder are intended to be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”) and that this Agreement shall be interpreted in accordance with exemptions available from Section 409A. The Executive’s right to receive any portion of the Separation Payments in the form of installment payments (the “Installment Payments”) shall be treated as a right to receive a series of separate payments and, accordingly, each Installment Payment shall at all times be considered a separate and distinct payment. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its affiliates, officers, directors, employees or agents, and neither the Company nor its affiliates, officers, directors, employees or agents shall have no obligation to indemnify or hold harmless any person with regard to any taxes, interest or penalties imposed under Section 409A.

6. Tax Withholding. All payments made pursuant to this Agreement will be subject to the withholding of any amounts required by federal, state or local law.

7. Further Assurances. In order to effectuate the foregoing, the Executive agrees to execute any additional documents and to take such further actions as may be reasonably requested from time to time by the Company.

8. Return of Company Property. No later than the Resignation Date, the Executive shall return all Company property issued to the Executive, including without limitation, all keys, access cards, credit cards, calling cards, computer hardware and software, cellular phones, pdas, blackberries and other mobile communications devices, except that the Executive shall have the right to purchase, at the mutually agreed upon current fair market, his Company-issued Macbook and cell phone.

9. Confidentiality. The terms of this Agreement are highly confidential. The Company and Executive shall work in good faith to mutually agree upon any public disclosure regarding the resignation of the Executive.

10. Nondisparagement. The Executive agrees that, for a period of one year following the Resignation Date, the Executive shall not, in any communications with the press or other media or to any customer, client or supplier of the Company, or any affiliate of the Company affiliates, criticize, ridicule or make any statement which disparages or is derogatory of the Company or its affiliates or any of their respective directors or senior officers. For a period of one year following the Resignation Date, the Company shall not, and shall prohibit the members of its board of directors and senior executives, from criticizing, ridiculing or make any other statement which disparages or is derogatory of the Executive (except as may be required by law or legal or regulatory process).

11. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without reference to the principles of conflicts of laws of Utah or any other jurisdiction and, where applicable, the laws of the United States. In the event of any action to enforce or recover for breach of this Agreement shall be brought in a court of competent jurisdiction in the State of Utah. The prevailing party shall be entitled to an award of attorney fees associated with such action.

12. Entire Agreement; Miscellaneous. This Agreement sets forth the entire agreement between the Company and the Executive with respect to the termination of the Executive’s employment with the Company, and supersedes and replaces the Employment Agreement any and all prior oral or written agreements or understandings between the Company and the Executive concerning the severance payments and benefits payable upon the Executive’s termination of employment. Without limiting the generality of the foregoing, the Executive acknowledges and agrees that he has no further rights under the Employment Agreement of any sort, including without limitation, with respect to the MIP described therein. This Agreement may not be modified except by a written instrument signed by each of the parties. This Agreement shall be binding upon and be for the benefit of the Company, its Affiliates, and their successors and assigns, and the Executive and his personal representatives, executors and heirs. Any waiver by any party hereto of any breach of any kind or character whatsoever by any other party, whether such waiver be direct or implied, shall not be construed as a continuing waiver of, or consent to, any subsequent breach of this Agreement on the part of the other party. The provisions of this Agreement are severable. If any part of this Agreement is found to be unenforceable, the other provisions shall remain fully valid and enforceable.

14. Cooperation. The Executive agrees that he will personally provide reasonable assistance and cooperation to the Company, at the Company’s expense, in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company. The Executive further agrees that he will cooperate fully with the Company in its defense of, or other participation in, any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed and which relates to the Executive’s employment with or duties and responsibilities to the Company.

15. Executive Acknowledgment. The Executive acknowledges and agrees that (i) he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company or any officers, directors or agents thereofother than those contained in writing herein, and has entered into this Agreement freely based on his own judgment, and (ii) the Executive has been advised by the Company to seek legal counsel and has had the opportunity to seek such counsel prior to executing this Agreement and the Release.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SKULLCANDY, INC.

/s/    Jeremy Andrus

By: Jeremy Andrus

Its: Chief Executive Officer

MITCH EDWARDS

/s/    Mitch Edwards